FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Keith D. Terreri	Cynthia T. Cruz
kterreri@valortelecom.com	ccruz@valortelecom.com
(972) 373-1296 office	(972) 373-1134 office
(972) 373-1150 facsimile	(469) 420-2540 facsimile

Valor Communications Group Reports Fourth-Quarter and Full Year 2004 Operating Results and
Declares Initial Dividend

IRVING, Texas, March 8, 2005 – Valor Communications Group, Inc. (NYSE:VCG) today reported fourth-quarter and year-end 2004 consolidated operating results. The highlights include:

•	Revenues were $128 million, a 2.5% increase over the same quarter for the prior year

•	Adjusted EBITDA (as defined herein) was $68.6 million for the quarter and $275.1 million for the year

•	DSL subscribers increased to 22,884, an increase of 38% over the third quarter

“We were extremely pleased with the continued positive results of Valor’s focused strategy during the fourth quarter,” said Jack Mueller, president and chief executive officer. “We also continued to be successful in selling our DSL, long distance and vertical services products, which is fundamental to our strategy of focusing on free cash flow,” Mueller added.

“The full year results represent our continued commitment to increasing revenue, managing expenses, effectively deploying our capital and growing free cash flow,” said Mueller. “The fourth quarter increase of 1.1% in Adjusted EBITDA helped contribute to the full year increase of 4.7%. Our capital expenditures for the quarter were $14.0 million and for the full year totaled $65.5 million,” Mueller added. “Additionally, we increased our DSL subscribers by 161% in 2004 and increased our average revenue per line to $77 per month.”

“As we look to 2005, we plan to continue executing on our focused strategy. Valor’s strategy is to increase penetration of higher margin services, leverage cross-selling and bundling, improve operating efficiency and provide superior service and customer care,” said Mueller. “By growing revenue, controlling expenses and effectively deploying our capital, we can continue to produce strong and stable cash flows.”

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Financial Results

For the fourth quarter of 2004, revenues were $128.0 million, an increase of 2.5% from $124.9 million generated in the fourth quarter of 2003. Consolidated operating income for the fourth quarter of 2004 was $40.6 million a decline of 11.6% from operating income of $46.0 million in the fourth quarter of 2003. Operating margin for the fourth quarter of 2004 was 31.7%, down from 36.8% in the fourth quarter of 2003. Valor reported a consolidated net loss of $52.9 million for the quarter as compared to net income of $21.3 million for the fourth quarter of 2003. Fourth quarter 2004 net loss includes $64.0 million of non-recurring items as further described below.

Excluding the non-recurring items described below, net income for the fourth quarter of 2004 would have been $11.1 million compared to $21.3 million in the fourth quarter of 2003, a decrease of 47.9%.

For the full year, ended December 31, 2004, operating revenues were $507.3 million compared to $497.3 million the previous year, an increase of 2.0%. Operating income for 2004 was $177.1 million compared to $182.3 million for 2003, a decline of 2.8%. Net loss for 2004 was $27.8 million compared to net income of $58.2 million for 2003. Full year net loss includes $100.5 million of non-recurring items as further described below.

Excluding the non-recurring items described below, net income for the year 2004 would have been $72.7 million compared to $58.2 million in 2003, an increase of 24.9%.

“We are pleased with our results for 2004, our first earnings report as a publicly traded company,” said Mueller. “In 2004, we increased our DSL subscribers by 161% and increased our average revenue per line by 5%.”

Certain items affecting the comparability of Valor’s fourth quarter and annual results in 2003 and 2004 are discussed below.

On November 10, 2004, Valor entered into a $1.3 billion senior secured credit facility consisting of a $100 million senior secured revolving facility and a $1.2 billion term loan. As of December 31, 2004, there was no balance outstanding on the senior secured revolving facility. Concurrently, Valor secured a $265.0 million second lien loan and a $135.0 million subordinated loan. Proceeds from the new credit facility, second lien loan and subordinated loan were used to repay existing indebtedness, redeem certain preferred, common and minority interests and pay associated transaction costs. In February 2005, Valor completed its initial public offering issuing shares of its common stock for net proceeds of approximately $409.6 million. In connection with the initial public offering Valor also issued senior notes for net proceeds of approximately $386.8 million. Valor used the proceeds from the initial public offering and the issuance of the senior notes to repay existing indebtedness.

Fourth quarter non-recurring items:

•	Fourth quarter 2004 includes the following:

º	$63.0 million charge related to write-off of deferred financing costs, prepayment fees and other transaction costs associated with Valor’s debt recapitalization that occurred on November 10, 2004;

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º	$5.1 million of compensation expense related to debt recapitalization bonuses paid to our senior management team; and

º	$4.1 million of revenue ($1.6 million represents services performed in 2003) from the favorable resolution of a regulatory proceeding Valor had pending before the Texas Public Utility Commission related to expanded local calling.

Full year non-recurring items:

•	In addition to the above mentioned 2004 fourth quarter items, Valor’s 2004 results were impacted by the following:

º	$18.0 million charge related to the repurchase of minority interests from a group of individual investors in April 2004;

º	$5.0 million charge related to a transition bonus paid to the former Chief Executive Officer;

º	$6.8 million of offering costs expensed in connection with the proposed offering of income deposit securities that was withdrawn; and

º	$6.7 million charge related to our impairment of our unconsolidated cellular partnerships.

Fourth-Quarter and 2004 Operational Highlights

Access Lines — Access lines declined by 7,588 in the fourth quarter of 2004 to 540,337 access lines, as compared to a decrease of 2,941 access lines in the fourth quarter of 2003 to 556,745 access lines. For the full year 2004, access lines declined 16,408 or 2.9% from 2003. Access line losses in both the fourth quarter and full year were caused primarily by the following:

•	Reductions in second lines as more customers migrated to the company’s DSL products;

•	Increased competitive activity in Valor’s largest market from the local cable operator, which began offering a competitive local phone service in the fourth quarter; and

•	Competitive activity from wireless carriers.

Valor’s DSL subscribers for the full year 2004 increased 14,105 to 22,884 in 2004 from 8,779 in 2003, an increase of 161%.

The company’s average revenue per access line per month for the fourth quarter of 2004 was $78.43 compared to $74.57 for the comparable period of 2003, an increase of 5.2%. Average revenue per access line per month for full year 2004 was $77.07 compared to $73.48 for the comparable period of 2003, an increase of 4.9%.

Excluding the non-recurring out-of-period revenue recorded in the fourth quarter 2004 from the favorable resolution of a regulatory proceeding Valor had pending before the Texas Public Utility Commission related to expanded local calling, the company’s average revenue per access line per month for the fourth quarter of 2004 would have been $76.31 compared to $74.57 for the comparable period of 2003, an increase of 2.3%, and average revenue per access line per month for full year 2004 would have been $76.83 compared to $73.48 for the comparable period of 2003, an increase of 4.6%.

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Local Services — Local service revenue increased $3.4 million, or 8.8%, in the fourth quarter of 2004 to $42.1 million from $38.7 million in the comparable period of 2003. Local service revenue for the full year 2004 increased $2.0 million, or 1.3%, to $158.4 million from $156.4 million in 2003. The increase for both the fourth quarter and the full year is largely due to Valor recognizing $4.1 million in revenue ($1.6 million represents services performed in 2003) in the fourth quarter of 2004 resulting from approval by the Texas Public Utility Commission of a settlement regarding compensation of Valor for the costs associated with previously billed amounts for expanded local calling. This revenue increase was partially offset by declines in revenue due to access line losses.

Data Services — Data services revenues grew $1.1 million, or 19.5%, to $6.6 million in the fourth quarter, from $5.6 million in the comparable period in 2003. For the 2004 full year, Valor’s data services revenues totaled $25.2 million representing an increase of $4.2 million, or 20.2%, from $21.0 million in 2003. The increase in both periods was largely due to increases in DSL subscribers. Valor’s DSL subscribers increased 6,363 in the fourth quarter of 2004 compared to an increase of 976 in the comparable period of 2003. Valor’s DSL subscribers for the full year 2004 increased 14,105 to 22,884 in 2004 from 8,779 in 2003, an increase of 161%. Valor’s penetration rate for its DSL services, defined as the total number of DSL subscribers divided by Valor’s total access lines, was 4.2% and 1.6% at December 31, 2004 and 2003, respectively.

Long Distance Services — Valor’s total long distance services revenue increased $1.7 million, or 19.6%, to $10.2 million in the fourth quarter of 2004 from $8.5 million in the comparable period of 2003. For the full year, long distance services revenue increased $7.6 million, or 24.4%, to $38.4 million in 2004 from $30.8 million in 2003. Valor’s long distance subscribers increased 2,389 in the fourth quarter of 2004 compared to an increase of 1,878 in the comparable period of 2003. Valor’s long distance subscribers for the full year 2004 increased 27,911 to 216,437 in 2004 from 188,526 in 2003, an increase of 14.8%. Valor’s penetration rate for its long distance services, defined as the total number of long-distance subscribers divided by Valor’s total access lines, was 40.1% and 33.9% at December 31, 2004 and 2003, respectively.

Access Services — Access services revenues deceased 6.7% to $30.5 million in the fourth quarter of 2004 compared to $32.7 million in the fourth quarter of 2003. Access services revenues decreased 3.9% to $126.8 million in 2004 compared to $132.0 million in 2003. The decrease is primarily attributable to lower interstate access rates that went into effect on July 1, 2003 and lower access line counts.

Other Highlights

The Board of Valor Communications Group, Inc. yesterday approved an $0.18 per share dividend for shareholders of record at March 31, 2005 and payable on April 15, 2005. This dividend represents a partial, prorated quarterly dividend for the first quarter of 2005, and thereafter, we intend to continue to pay quarterly dividends at an annual rate of $1.44 per share, as was outlined in our prospectus.

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For the full year 2004 the company reported net cash provided by continuing operating activities of $143.7 million, net cash used in investing activities of $34.9 million and net cash used in financing activities of $93.2 million.

Capital expenditures were $14.0 million for the fourth quarter of 2004, compared to $16.6 million in the fourth-quarter of 2003. For the full year 2004, capital expenditures were $65.5 million compared to $69.9 million in 2003.

In November 2004, we acquired certain high speed and dial-up internet assets along with the related customers and revenues. The assets are generally located in West Texas and Southeastern New Mexico. The purchase price consisted of $1.5 million in cash and the assumption of approximately $0.4 million of debt.

Non-GAAP Measures

Valor’s Adjusted EBITDA for the fourth quarter of 2004 was $68.6 million and $275.1 million for the full year 2004. This is compared to Adjusted EBITDA for the fourth quarter of 2003 of $67.8 million and $262.7 million for the full year 2003.

The company uses certain non-GAAP financial measures in evaluating its performance and liquidity. These include adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The company presents this discussion of Adjusted EBITDA because covenants in its credit facility contain ratios based on this measure. A reconciliation of the differences between this non-GAAP financial measure to the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.

Adjusted EBITDA is defined in the credit facility as: (1) consolidated adjusted net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated adjusted net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) certain expenses related to our initial public offering of common stock, our recent debt recapitalization and the other transactions described in “Use of Proceeds” in our registration statement for our initial public offering of common stock completed February 9, 2005; (e) other nonrecurring or unusual costs or losses incurred after the closing date of our new credit facility, to the extent not exceeding $10.0 million; (f) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (g) losses on sales of assets other than in the ordinary course of business; and (h) all other non-cash charges that represent an accrual for which no cash is expected to be paid in a future period; minus (3) the following items, to the extent any of them increases consolidated adjusted net income; (v) income tax credits; (w) interest and dividend income (other than in respect of RTFC patronage distribution); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income.

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Valor considers Adjusted EBITDA an important indicator to investors in common stock because it provides information related to our ability to provide cash flows to service debt, fund capital expenditures and pay dividends. If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facility that are based on Adjusted EBITDA, including our interest coverage ratio and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends. Adjusted EBITDA is not a measure in accordance with GAAP, and should not be considered a substitute for operating income (loss), net income (loss) or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be used as a substitute for our various cash flow measures (e.g., operating, investing and financing cash flows). The non-GAAP financial measures used by the company may not be comparable to similarly titled measures of other companies.

While the company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and interest payments are not deducted from such measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the U.S. Securities and Exchange Commission.

About Valor Communications Group

Valor Communications Group (NYSE:VCG) is one of the largest providers of telecommunications services in rural communities in the southwestern United States. The company offers a wide range of telecommunications services to residential, business and government customers, including: local exchange telephone services, which covers basic dial-tone service as well as enhanced services, such as caller identification, voicemail and call waiting; long distance services; and data services, such as providing digital subscriber lines. Valor Communications Group is headquartered in Irving, Texas. For more information, visit www.valortelecom.com.

Valor Communications Group (“Valor”) is a holding company and has no direct operations. Valor was formed for the sole purpose of reorganizing our corporate structure and consummation of our offering in February 2005. Valor’s principal assets are the direct and indirect equity interests in its subsidiaries. As a result, we have not provided separate historical financial results for Valor and present only the historical consolidated financial results of Valor Telecommunications, LLC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Valor Communications Group’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” in the prospectus dated February 8, 2005, relating to the Company’s initial public offering of common stock. The Company’s 2004 results are subject to the completion of an audit and the filing of its 2004 annual report on Form 10-K.

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Valor Communications Group, Inc.
Consolidated Statement of Operations
(in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2004	2003	% Change	2004	2003	% Change
Statement of Operations
Operating revenues	$128,031	$124,884	2.5%	$507,310	$497,334	2.0%

Operating expenses
Cost of service (exclusive of depreciation and amortization shown separately below)	26,230	25,829	1.6%	104,934	106,527	-1.5%
Selling, general and administrative	38,706	32,468	19.2%	138,804	126,896	9.4%
Depreciation and amortization	22,458	20,599	9.0%	86,451	81,638	5.9%

Total operating expenses	87,394	78,896	10.8%	330,189	315,061	4.8%

Operating income	40,637	45,988	-11.6%	177,121	182,273	-2.8%

Other income (expense)
Interest expense	(26,903)	(23,885)	12.6%	(110,287)	(119,185)	-7.5%
Loss on interest rate hedging arrangements	(4)	86	-104.7%	(126)	(2,113)	-94.0%
Earnings from unconsolidated cellular partnerships	106	571	-81.4%	1,113	3,258	-65.8%
Impairment on investment in cellular partnerships	—	—	0.0%	(6,678)	—	-100.0%
Loss on debt extinguishment	(62,975)	—	-100.0%	(62,975)	—	-100.0%
Other income and expense, net	(56)	(1,092)	-94.9%	(25,116)	(3,376)	644.0%

Total other income (expense)	(89,832)	(24,320)	269.4%	(204,069)	(121,416)	68.1%

Income (loss) from continuing operations before income taxes, minority interest and discontinued operations	(49,195)	21,668	-327.0%	(26,948)	60,857	-144.3%

Income tax expense	6,760	285	2271.9%	665	2,478	-73.2%

Income (loss) from continuing operations before minority and discontinued operations	(55,955)	21,383	-361.7%	(27,613)	58,379	-147.3%

Minority interest	3,029	(233)	-1400.0%	(142)	(254)	-44.1%
Discontinued operations	—	108	-100.0%	—	108	-100.0%

Net income (loss)	$(52,926)	$21,258	-349.0%	$(27,755)	$58,233	-147.7%

Valor Communications Group, Inc.
Financial and Operating Data
(Dollars in thousands)
(Unaudited)

	Three months ended			Year ended
	December 31,		%	December 31,		%
	2004	2003	Change	2004	2003	Change
Operating revenues
Local service	$42,099	$38,698	8.8%	$158,404	$156,369	1.3%
Data services	6,647	5,563	19.5%	25,239	20,990	20.2%
Long distance services	10,177	8,507	19.6%	38,350	30,816	24.4%
Access services	30,537	32,719	-6.7%	126,838	132,047	-3.9%
Universal Service Fund	29,286	29,251	0.1%	120,045	119,727	0.3%
Other services	9,285	10,146	-8.5%	38,434	37,385	2.8%

Total operating revenues	128,031	124,884	2.5%	507,310	497,334	2.0%

Operating expenses
Cost of service (exclusive of depreciation and amortization shown separately below)	26,230	25,829	1.6%	104,934	106,527	-1.5%
Selling, general and adminstrative	38,706	32,468	19.2%	138,804	126,896	9.4%
Depreciation and amortization	22,458	20,599	9.0%	86,451	81,638	5.9%

Total operating expenses	87,394	78,896	10.8%	330,189	315,061	4.8%

Operating income	$40,637	$45,988	-11.6%	$177,121	$182,273	-2.8%
Operating margin %	31.7%	36.8%		34.9%	36.7%

Adjusted EBITDA (1)	$68,558	$67,828	1.1%	$275,064	$262,707	4.7%

Other financial and operating data
Capital expenditures	$14,005	$16,611	-15.7%	$65,525	$69,850	-6.2%
Access lines:
Primary lines	493,314	503,622	-2.0%	493,314	503,622	-2.0%
Secondary lines	47,023	53,123	-11.5%	47,023	53,123	-11.5%
Long distance subscribers	216,437	188,526	14.8%	216,437	188,526	14.8%
DSL subscribers	22,884	8,779	160.7%	22,884	8,779	160.7%
Average revenue per access line per month	$78.43	$74.57	5.2%	$77.07	$73.48	4.9%

	December 31,
	2004	2003
Balance sheet data (2)
Cash	$17,034	$1,414
Long-term debt including current maturities	1,602,871	1,470,660
Redeemable preferred interests	236,129	370,231
Redeemable preferred interests in subsidiary	15,776	24,475
Total common owners’ equity	6,471	49,862

(1)	Reconcilation of Adjusted EBITDA to the most comparable GAAP measure is presented at the end of these tables.

(2)	Excludes the impact of the intial public offering and issuance of senior notes.

Valor Communications Group, Inc.
Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income (loss)	$(52,926)	$21,258	$(27,755)	$58,233
Adjustments:
Income tax expense (benefit)	6,760	285	665	2,478
Interest expense	26,903	23,885	110,287	119,185
Depreciation and amortization	22,458	20,599	86,451	81,638
Minority interest	(3,029)	233	142	254
Gain (loss) on interest rate hedging arrangements	4	(86)	126	2,113
Earnings from unconsolidated cellular partnerships	(106)	(571)	(1,113)	(3,258)
Impairment on investment in cellular partnerships	—	—	6,678	—
Other income and expense, net	56	1,092	25,116	3,376
Income on discontinued operations	—	(108)	—	(108)
Loss on extinguishment of debt	62,975	—	62,975	—
Management fees paid to equity sponsors	250	250	1,000	1,000
Non-recurring items (a)	5,213	991	10,492	(2,204)

Total adjustments	121,484	46,570	302,819	204,474

Adjusted EBITDA	$68,558	$67,828	$275,064	$262,707

(a) Non-recurring items, as defined in the credit agreement:
Termination benefits associated with workforce reduction	$346	$—	$625	$—
2003 Expanded local calling surcharge recorded in 2004	(1,602)	—	(1,602)	—
MCI bankruptcy recovery	—	—	—	(3,386)
Transaction fees for acquisitions not consummated	—	991	—	1,182
Non-cash stock compensation expense	1,351	—	1,351	—
Debt recapitalization bonuses	5,118	—	5,118	—
CEO transition fee	—	—	5,000	—

Total non-recurring items, as defined in the credit agreement	$5,213	$991	$10,492	$(2,204)

Valor Communications Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net cash provided by operating activities	$19,056	$33,604	$143,716	$166,065
Adjustments:
Interest expense	26,903	23,885	110,287	119,185
Amortization of debt issuance costs	(1,207)	(2,565)	(7,399)	(8,105)
Non-cash interest expense	—	9,430	—	(17,788)
Provision for doubtful accounts receivable	(1,279)	(1,415)	(4,438)	(3,298)
Changes in working capital	17,173	1,862	6,069	(33)
Other, net	4,174	1,670	9,329	5,795
Income tax expense (benefit)	6,760	285	665	2,478
Deferred income taxes	(6,959)	(290)	(203)	(450)
Other income and expense, net	(175)	121	24,885	62
Management fees paid to equity sponsors	250	250	1,000	1,000
Non-recurring items (a)	3,862	991	(8,847)	(2,204)

Total adjustments	49,502	34,224	131,348	96,642

Adjusted EBITDA	$68,558	$67,828	$275,064	$262,707

(a) Non-recurring items, as defined in the credit agreement:
Termination benefits associated with workforce reduction	$346	$—	$625	$—
2003 Expanded local calling surcharge recorded in 2004	(1,602)	—	(1,602)	—
MCI bankruptcy recovery	—	—	—	(3,386)
Transaction fees for acquisitions not consummated	—	991	—	1,182
Debt recapitalization costs	5,118	—	5,118	—
Costs related to reorganization transaction	—	—	(17,988)	—
CEO transition fee	—	—	5,000	—

Total non-recurring items, as defined in the credit agreement	$3,862	$991	$(8,847)	$(2,204)